Exhibit 99

[CDI Corp. logo]

News Release

CDI Corp. Revises 2008 Fourth Quarter Guidance

Philadelphia (February 9, 2009) - CDI Corp. (NYSE:CDI) today announced that it expects revenue and pre-tax operating profit from continuing operations to be lower than the company's previous guidance due to deteriorating market conditions and several event-driven charges.

The company anticipates reporting a fourth quarter 2008 revenue decline of 15% to 16% (or approximately 9% on a constant currency basis) when compared to the prior-year quarter and expects to report pre-tax operating losses from continuing operations of between $2.6 million and $2.8 million for the same period. Pre-tax operating profit from continuing operations, exclusive of the charges described below, would likely have been in the range of $2.0 million to $2.2 million.

Included in the anticipated results for the fourth quarter are the following event-driven charges:

  Approximately $1.8 million associated with severance payments, real estate exit costs, accelerated software charges, and expenses related to the recovery of the majority of the MRI segment's international franchise network through the termination of its largest master franchise agreement. As a result of these charges, the company expects to reduce full year 2009 operating expenses in the range of $11 million to $13 million. The company also expects to take additional steps in the first quarter of 2009 to further reduce operating expenses which could result in charges in the range of $0.8 million to $1.4 million.
  An increase in reserves for potential credit losses of $2.5 million as a result of the recently-declared bankruptcy of a large account in the Engineering Solutions segment.
  Expenses of $0.5 million associated with costs incurred during unsuccessful negotiations to complete an acquisition.

Additionally, the company is performing an impairment analysis of its goodwill assets in accordance with Financial Accounting Standards Board Statement No. 142. At this time, the company has not yet completed its analysis to determine whether there is any asset impairment.

"The decline in the company's anticipated pre-tax operating profit from continuing operations, when adjusted for the aforementioned items, was driven by two primary factors," said Roger H. Ballou, President and CEO of CDI. "First, we experienced a rapid deceleration in permanent placement revenue in our AndersElite segment and in our recruitment process outsourcing business within the Engineering Solutions segment. We also saw weakness in permanent placement demand in certain industries served by our Management Recruiters International segment resulting in reduced royalty payments. Second, we saw significant staffing reductions at specific chemical and industrial clients of our Engineering Solutions segment which were announced by our customers late in 2008.

"We remain cautious in our outlook for 2009. However, we are confident that the cost reduction steps we have taken during the fourth quarter of 2008 - and anticipate taking in the first quarter of 2009 - will result in a lower breakeven level and a lean business platform that should allow us to generate profits in 2009 should the current economic climate stabilize."

The company is continuing to review its fourth quarter results and will provide more comprehensive information in the previously-scheduled earnings announcement on February 26, 2009. Following that release, management will hold a conference call at 11:00 a.m. Eastern Time to discuss the company's results. The call can be accessed live, via the Internet, at www.cdicorp.com.

About CDI

Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited and Management Recruiters International, Inc. Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should", intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; continued deterioration of the financial and capital markets which may result in the postponement or cancellation of our customers' capital projects; credit risks associated with our customers; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For more information contact:

Vincent J. Webb

VP, Communications & Marketing

(215) 636-1240

vince.webb@cdicorp.com

Mark Kerschner

Chief Financial Officer

(215) 636-1105

mark.kerschner@cdicorp.com